Exhibit 5.1

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

May 12, 2026

Bread Financial Holdings, Inc.

3095 Loyalty Circle

Columbus, Ohio 43219

Ladies and Gentlemen:

Bread Financial Holdings, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-291573) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including up to 5,520,000 shares of the Company’s depositary shares (the “Depositary Shares”), each representing 1/40th of a share of the Company’s 8.875% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share, (each, an “Underlying Preferred Share”) having the terms as set forth in the certificate of designations of the Company (the “Certificate of Designations”) filed with the Secretary of State of Delaware on May 11, 2026 (the “Preferred Stock”), and in the aggregate representing up to 138,000 Underlying Preferred Shares. The Depositary Shares are to be issued in accordance with the deposit agreement (the “Deposit Agreement”), dated as of May 12, 2026, among the Company, Computershare Trust Company, N.A. as depositary (the “Depositary”), Computershare Inc. and the holders from time to time of the depositary receipt described therein (the “Depositary Receipts”). The Depositary Shares are to be sold pursuant to the Underwriting Agreement dated May 5, 2026 (the “Underwriting Agreement”) among the Company and the several underwriters named therein (the “Underwriters”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.

When the Underlying Preferred Shares have been issued and deposited by the Company with the Depositary in accordance with the Deposit Agreement and the Depositary Shares evidenced by the Depositary Receipts have been delivered to and paid for by the Underwriters in accordance with the Underwriting Agreement, the Underlying Preferred Shares will be validly issued, fully paid and non-assessable; and

Bread Financial Holdings, Inc.

2.

The Deposit Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

3.

When the Depositary Receipts evidencing the Depositary Shares have been duly executed and delivered by the Depositary against the deposit of the Underlying Preferred Shares in respect thereof in accordance with the Deposit Agreement and payment therefor in accordance with the Underwriting Agreement, the person in whose name the Depositary Receipts are registered will be entitled to the rights specified therein and in the Deposit Agreement, subject to applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

We have assumed that the Deposit Agreement, the Depositary Receipts evidencing the Depositary Shares and the Underwriting Agreement (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company). We have also assumed that the execution, delivery and performance by each party thereto of each Document to which it is a party, (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Company.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that we express no opinion as to (i) any law, rule or regulation that is applicable to the Company, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security.

We hereby consent to the filing of this opinion as an exhibit to a current report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

May 12, 2026	2